Exhibit 99.1
FOR IMMEDIATE RELEASE
January 28, 2021
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

HAWKINS, INC. REPORTS
THIRD QUARTER FISCAL 2021 RESULTS

Minneapolis, MN, January 28, 2021 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and nine months ended December 27, 2020, its third quarter of fiscal 2021. Highlights include:

•Record third quarter sales of $142.9 million, a 19% year-over-year increase, with a 75% year-over-year sales increase in our Health and Nutrition segment.
•Record third quarter gross profit of $28.2 million, a 31% increase over the prior year, contributing to a 55% year-over-year increase in operating income.
•Third quarter diluted earnings per share (EPS) of $0.75, which was $0.32, or 74%, higher than the same period last year.
•Year to date diluted EPS of $3.00, a 35% increase over the prior year.
•Net debt of $88 million and a leverage ratio of 1.2x, while reinitiating stock repurchases in the third quarter.
•Extended our Water Treatment footprint into Louisiana through the acquisition of C & L Aqua Professionals, Inc. and LC Blending, Inc. on December 30, 2020.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“We are very pleased with our company’s continued growth in net income this quarter. We have continued to operate and execute on our business strategy throughout this pandemic, and our business segment operating results reflected substantial year-over-year improvement in the third quarter. In particular, our Health and Nutrition segment reported revenue growth of 75% over the same period last year, with operating income growing to nearly six times the levels of last year due to increased demand for health and immunity products. In our Water Treatment segment, our acquisition of American Development Corporation has been accretive, and while we've seen some areas of softness in our legacy business, which we believe is related to COVID-19 impacts, increased sales of our specialty and manufactured products contributed to the year-over-year increase. Our Industrial segment reported year-over-year sales growth in the third quarter for the first time this year, with gross profit increasing nearly 10% as a result of increased sales of our specialty and manufactured products."

Mr. Hawkins continued, "As previously announced, we extended our Water Treatment footprint into the state of Louisiana with acquisitions at the end of December, and look forward to continuing to grow our business as a result. In addition, we acquired a manufacturing facility to allow further expansion and growth in both our Industrial and Water Treatment segments. This site is adjacent to our facility in Rosemount, Minnesota, adding 40,000 square feet of manufacturing and warehouse space on 28 acres of land to bring us to a total of 105,000 square feet of space on 56 acres of land in that area, with rail access at both of the sites to allow for future growth and provide for supply chain flexibility on certain raw materials to better serve our customers. These actions reaffirm our deep commitment to continue to grow the business.”

Third Quarter Financial Highlights:

Sales were $142.9 million for the third quarter of fiscal 2021, an increase of 19%, from sales of $120.4 million for the same period of the prior year. Industrial segment sales increased $1.4 million, or 2%, to $64.4 million for the current quarter, as compared to $63.0 million for the same period of the prior year. The increase in sales dollars from the prior year was driven largely by a product mix shift of more sales of certain of our higher-priced manufactured, blended and repackaged products. Water Treatment segment sales increased $4.4 million, or 13%, to $39.3 million for the current quarter, as compared to $34.9 million for the same period of the prior year. The increase in sales dollars from the prior year was largely attributable to added sales from the acquisition of ADC. Sales by our legacy business also increased overall due to increased sales of our manufactured, blended and repackaged products. Sales for our Health and Nutrition segment increased $16.8 million, or 75%, to $39.3 million for the current quarter, as compared to $22.5 million for the same period of the prior year. The increase in sales was driven by increased sales of both our manufactured and specialty distributed products largely as a result of increased consumer demand for health and immunity products.

Gross profit increased $6.7 million, or 31%, to $28.2 million, or 20% of sales, for the current quarter, from $21.5 million, or 18% of sales, for the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profits decreased, by $0.1 million. In the same quarter a year ago, the LIFO reserve decreased, and gross profits increased, by $0.3 million. Gross profit for the Industrial segment increased $0.8 million, or 9%, to $9.2 million, or 14% of sales, for the current quarter, from $8.4 million, or 13% of sales, for the same period of the prior year. Total Industrial segment gross profit, and gross profit as a percentage of sales, increased due to a product mix shift to more sales of certain higher-margin manufactured, blended and re-packaged products. Gross profit for the Water Treatment segment increased $1.6 million to $10.0 million, or 26% of sales, for the current quarter, from $8.4 million, or 24% of sales, for the same period of the prior year. Gross profit in our Water Treatment segment increased as a result of the added gross profit from the sales in the acquired ADC business, as well as increased sales of manufactured, blended and repackaged products in our legacy business. Gross profit for our Health and Nutrition segment increased $4.3 million, or 92%, to $9.0 million, or 23% of sales, for the current quarter, from $4.7 million, or 21% of sales, for the same period of the prior year. Gross profit in our Health and Nutrition segment increased as a result of higher sales compared to the prior year.

Company-wide selling, general and administrative expenses increased $3.1 million to $17.8 million, or 12% of sales, for the current quarter, compared to $14.7 million, or 12% of sales, for the same period of the prior year. Expenses increased primarily due to an increase in variable costs, primarily variable compensation, added costs from the acquired ADC business, including amortization of intangibles, and acquisition expenses. In addition, we recorded a year-over-year expense increase of $0.3 million due to higher compensation expense relating to the non-qualified deferred compensation plan liability which is offset in other income as described below. These increases were partially offset by a decrease in travel and trade show expenses due to restrictions imposed as a result of COVID-19.

Our effective income tax rate was 25.2% for the current quarter, compared to 28.1% in the same period of the prior year. The effective tax rate decreased from the prior year due to favorable tax provision adjustments recorded in the third quarter of fiscal 2021. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the three months ended December 27, 2020 was $17.8 million, an increase of $4.8 million, or 37%, from EBITDA of $13.0 million for the same period of the prior year. The increase was primarily due to improved gross profit.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical company that distributes, blends and manufactures chemicals and other specialty ingredients for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, and with 46 facilities in 21 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $540 million of revenue in fiscal 2020 and has approximately 700 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Nine months ended
(In thousands)	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Net Income (GAAP)	$7,921	$4,547	$31,899	$23,604
Interest expense, net	382	584	1,101	2,013
Income tax expense	2,664	1,776	11,285	8,571
Amortization of intangibles	1,521	1,268	4,237	3,805
Depreciation expense	4,149	4,174	12,498	12,376
Non-cash compensation expense	917	685	2,303	1,830
Non-recurring acquisition expenses	243	—	508	—
Adjusted EBITDA	$17,797	$13,034	$63,831	$52,199

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Sales	$142,927	$120,406	$433,900	$407,785
Cost of sales	(114,688)	(98,928)	(341,888)	(329,516)
Gross profit	28,239	21,478	92,012	78,269
Selling, general and administrative expenses	(17,750)	(14,702)	(49,009)	(44,355)
Operating income	10,489	6,776	43,003	33,914
Interest expense, net	(382)	(584)	(1,101)	(2,013)
Other income	478	131	1,282	274
Income before income taxes	10,585	6,323	43,184	32,175
Income tax expense	(2,664)	(1,776)	(11,285)	(8,571)
Net income	$7,921	$4,547	$31,899	$23,604

Weighted average number of shares outstanding - basic	10,506,918	10,546,453	10,521,521	10,575,432
Weighted average number of shares outstanding - diluted	10,611,655	10,605,895	10,639,372	10,656,115
Basic earnings per share	$0.75	$0.43	$3.03	$2.23
Diluted earnings per share	$0.75	$0.43	$3.00	$2.22
Cash dividends declared per common share	$0.2325	$0.2300	$0.6975	$0.6900

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	December 27, 2020	March 29, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,969	$4,277
Trade receivables — less allowance for doubtful accounts:
$549 as of December 27, 2020 and $784 as of March 29, 2020	76,822	67,391
Inventories	64,657	54,436
Income taxes receivable	946	—
Prepaid expenses and other current assets	5,075	4,927
Total current assets	155,469	131,031
PROPERTY, PLANT, AND EQUIPMENT:	291,491	267,221
Less accumulated depreciation	152,568	140,877
Net property, plant, and equipment	138,923	126,344
OTHER ASSETS:
Right-of-use assets	8,181	9,090
Goodwill	67,657	58,440
Intangible assets, net of accumulated amortization	69,726	60,653
Other	6,049	3,770
Total other assets	151,613	131,953
Total assets	$446,005	$389,328
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$31,160	$34,129
Accrued payroll and employee benefits	13,406	13,538
Current portion of long-term debt	9,907	9,907
Short-term lease liability	1,440	1,523
Container deposits	1,426	1,376
Other current liabilities	1,693	1,747
Total current liabilities	59,032	62,220
LONG-TERM DEBT, LESS CURRENT PORTION	85,821	49,751
LONG-TERM LEASE LIABILITY	6,854	7,649
PENSION WITHDRAWAL LIABILITY	4,719	4,978
DEFERRED INCOME TAXES	25,097	25,106
DEFERRED COMPENSATION LIABILITY	7,054	5,026
OTHER LONG-TERM LIABILITIES	514	1,114
Total liabilities	189,091	155,844
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 30,000,000 shares of $0.05 par value; 10,462,159 and 10,512,229 shares issued and outstanding as of December 27, 2020 and March 29, 2020, respectively	523	526
Additional paid-in capital	48,975	50,090
Retained earnings	207,416	182,947
Accumulated other comprehensive loss	—	(79)
Total shareholders’ equity	256,914	233,484
Total liabilities and shareholders’ equity	$446,005	$389,328

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine Months Ended
	December 27, 2020	December 29, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,899	$23,604
Reconciliation to cash flows:
Depreciation and amortization	16,735	16,181
Operating leases	1,419	1,538
Gain on deferred compensation assets	(1,282)	(274)
Stock compensation expense	2,303	1,830
Other	170	(42)
Changes in operating accounts providing (using) cash:
Trade receivables	(8,121)	8,035
Inventories	(9,431)	2,940
Accounts payable	(3,569)	(2,469)
Accrued liabilities	1,160	(3,148)
Lease liabilities	(1,363)	(1,565)
Income taxes	(1,006)	(82)
Other	(2,308)	(1,557)
Net cash provided by operating activities	26,606	44,991
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(13,200)	(19,426)
Acquisitions, net of cash acquired	(35,017)	—
Other	154	326
Net cash used in investing activities	(48,063)	(19,100)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(7,430)	(7,350)
New shares issued	773	661
Shares surrendered for payroll taxes	(54)	(343)
Shares repurchased	(4,140)	(3,793)
Net proceeds from (payments on) revolving loan	36,000	(17,000)
Net cash provided by (used in) financing activities	25,149	(27,825)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,692	(1,934)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,277	9,199
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,969	$7,265

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$12,345	$8,653
Cash paid for interest	$893	$1,960
Noncash investing activities - capital expenditures in accounts payable	$790	$394

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to impact and duration of wage pressures, the levels of investment and the impact of investments on our business operations and financial condition, the timing of new Water Treatment branch investments, and the duration and impact of product shortages. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, our business capital needs, changes in competition and price pressure, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our ability to locate suitable real estate for new branch additions, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2020, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/617-8571
Jeff.Oldenkamp@HawkinsInc.com